VORNADO REALTY TRUST

Offer to Purchase for Cash
Any and All of Its Outstanding

3.625% Convertible Senior Debentures Due 2026
(CUSIP No. 929043AE7)
and
2.85% Convertible Senior Debentures Due 2027
(CUSIP No. 929042AC3)

EACH OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 30, 2010, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED WITH RESPECT TO THAT OFFER, THE "EXPIRATION TIME"). HOLDERS MUST VALIDLY TENDER THEIR DEBENTURES PRIOR TO THE APPLICABLE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE APPLICABLE CONSIDERATION. TENDERS OF DEBENTURES MAY BE WITHDRAWN PRIOR TO THE APPLICABLE EXPIRATION TIME.

September 2, 2010

To Brokers, Securities Dealers, Commercial Banks, Trust Companies and Other Nominees that are Holders of 3.625% Convertible Senior Debentures due 2026 or that are Holders of 2.85% Convertible Senior Debentures due 2027.

        Vornado Realty Trust, a fully integrated real estate investment trust organized under the laws of the State of Maryland (the "Company"), is making two separate offers to purchase for cash any and all of its outstanding (i) 3.625% Convertible Senior Debentures due 2026 (the "2026 Debentures"), which are fully and unconditionally guaranteed by Vornado Realty L.P. (the "Partnership"), a limited partnership organized under the laws of the State of Delaware and (ii) 2.85% Convertible Senior Debentures due 2027 (the "2027 Debentures" and together with the 2026 Debentures, the "Debentures"), which are fully and unconditionally guaranteed by the Partnership, on the terms and subject to the conditions set forth in its Offer to Purchase dated September 2, 2010 (as the same may be amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (as the same may be amended or supplemented from time to time, the "Letter of Transmittal"), each of which constitutes an "Offer" and together are the "Offers". Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

        The applicable Consideration in respect of a purchase of Debentures is an amount, paid in cash, equal to (i) $1,020 per $1,000 principal amount of the 2026 Debentures validly tendered and accepted for purchase and (ii) $1,015 per $1,000 principal amount of the 2027 Debentures validly tendered and accepted for purchase. In each case, Holders that validly tender Debentures that are purchased shall receive accrued and unpaid interest, if any, up to, but not including, the Payment Date. The "Payment Date" in respect of any Debentures that are validly tendered and accepted for purchase is expected to be one business day after the applicable Expiration Time and is expected to be on or about October 1, 2010 with respect to both the 2026 Debentures and the 2027 Debentures. No tenders of Debentures submitted after the applicable Expiration Time will be valid.

        The Company may, in its sole discretion, waive any of the conditions to the Offer, other than those dependent upon the receipt of necessary government approvals, in whole or in part, at any time and from time prior to the applicable Expiration Time. Debentures that are not tendered and accepted for payment pursuant to the Offers will remain obligations of the Company.

        Tendered Debentures may be withdrawn by the tendering Holders at any time prior to the applicable Expiration Time. After the applicable Expiration Time, tendered Debentures may not be withdrawn except under limited circumstances, as further described in the Offer to Purchase. In the event of a termination or withdrawal of an Offer, Debentures tendered pursuant to such Offer will be promptly returned to the tendering Holders.

        The Company reserves the right to terminate, withdraw or amend the Offers at any time and from time to time, as described in the Offer to Purchase and Letter of Transmittal. The Offers are being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

        We are asking you to contact your clients for whom you hold Debentures. For your use and for forwarding to those clients, we are enclosing the copies of the following documents:

          1.     The Offer to Purchase dated September 2, 2010.

          2.     The Letter of Transmittal to be used to tender Debentures for purchase to be sent to Global Bondholder Services Corp. (the "Depositary" for the Offers). Executed facsimile copies of the Letter of Transmittal may be used to tender Debentures for purchase.

          3.     A printed form of letter which you may send to your clients, with a form provided for obtaining their instructions with regards to the Offers.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. Please note that Holders who wish to be eligible to receive the applicable Consideration, must validly tender Debentures prior to 12:00 a.m., New York City time, on September 30, 2010, unless extended or earlier terminated by the Company in its sole discretion. Each Offer will expire at 12:00 a.m., New York City time, on September 30, 2010, unless extended or earlier terminated by the Company in its sole discretion.

        In order to tender Debentures by book-entry transfer to the Depositary's account at the Depository Trust Company ("DTC"), Holders should execute their tenders through the DTC Automated Tender Offer Program ("ATOP") by transmitting their acceptances to DTC in accordance with DTC's ATOP procedures. In order to tender Debentures other than by book-entry transfer, a Holder should send or deliver a properly completed and signed Letter of Transmittal, certificates for Debentures and any other required documents to the Depositary at its address set forth on the back cover page of the Offer to Purchase. A Holder tendering through ATOP does not need to complete the Letter of Transmittal.

        There are no guaranteed delivery provisions provided for by the Company in conjunction with the Offers. Holders must tender their Debentures in accordance with the procedures set forth in the Offer to Purchase under the heading "Procedures for Tendering and Withdrawing Debentures".

        The Company will not pay any fees or commissions to any dealer, broker or any other person (other than fees to the Dealer Manager and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of the Debentures pursuant to the Offers. However, the Company will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Any inquiries you may have with respect to the Offers should be addressed to the Information Agent or the Dealer Manager for the Offers, at their respective addresses and telephone numbers as set forth on the back cover of the enclosed Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent at the address and telephone numbers as set forth on the back cover of the enclosed Offer to Purchase.

        Neither the management of the Company nor its board of trustees, the Dealer Manager, the Depositary, the Information Agent or their respective affiliates make any recommendation to any Holder as to whether to tender any Debentures in connection with the Offers. The Company has not authorized any person to make any such recommendation. Holders should carefully evaluate all information in the Offer to Purchase and Letter of Transmittal, consult their own investment and tax advisors, and make their own decisions about whether to tender Debentures and, if so, how many Debentures to tender.

Very truly yours,
VORNADO REALTY TRUST

Enclosures

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

        The Offers are not being made to, and the tender of Debentures will not be accepted from or on behalf of, Holders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction.